EXHIBIT 99.1

Agenus Restructures Its Remaining Convertible Notes

The Company Has Retired Approximately $50 Million of Its Publicly Held Debt and Extended the Maturity of $34 Million of Its Privately Held Notes to Aug. 2014

LEXINGTON, Mass., Feb. 24, 2011 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN) announced today that it has restructured and extended the maturity of its 8.00% senior secured convertible notes to August 31, 2014. These notes have an aggregate current principal amount of $34 million and originally had a maturity date of August 30, 2011.

Separately, during the fourth quarter of 2010, Agenus completed the retirement of approximately $50 million of the company's 5.25% convertible subordinated notes issued in 2005. In total, the company has used approximately $9.8 million in cash and 15.5 million shares of common stock to retire all but $100,000 of this convertible instrument.

As a result of these transactions, Agenus has eliminated approximately $85 million of its potential debt payment obligations coming due over the next 12 months.

About Agenus

Agenus Inc. (formerly Antigenics Inc.) is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.agenusbio.com.

The Agenus logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8187

CONTACT: Investors: Shalini Sharp, 800.962.2436

         Media: Jonae Barnes, 617-818-2985